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                                                                    EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and Board of Directors of Unitrin, Inc.:

We consent to incorporation by reference in Registration Statements Nos. 33-58300, 33-47530 and 333-4530 on Form S-8, No. 333-36201 on Form S-3 and No.
333-31423 on Form S-4, of Unitrin, Inc., of our reports dated January 7, 1997, except as to Note 5, which is as of October 29, 1997, relating to the consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and shareholders' equity and related financial statement schedules for each of the years in the three-year period ended December 31, 1996, which reports appear in the amended December 31, 1996 Annual Report on Form 10-K/A of Unitrin, Inc.



                                      KPMG Peat Marwick LLP



Chicago, Illinois
October 29, 1997